                                                                   EXHIBIT 10.30

                             DATED August 22, 2001
                             ---------------------






                          Biorex Laboratories Limited



                                     -and-



                          Glycyx Pharmaceuticals, Ltd







            ------------------------------------------------------



                               License Agreement

                           for Japan, Korea & Taiwan

            ------------------------------------------------------







THE INFORMATION HEREIN MARKED BY [*] HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT FILED WITH THE SEC.

                               Table of Contents

1.   DEFINITIONS...........................................................   1

2.   REPRESENTATIONS AND WARRANTIES........................................   7

3.   GRANT.................................................................   7

4.   DEVELOPMENT...........................................................   9

5.   COMMERCIALISATION.....................................................  10

6.   TRADE NAME............................................................  11

7.   PAYMENTS TO BIOREX....................................................  11

8.   REPORTS AND ACCOUNTING................................................  12

9.   PAYMENT TERMS.........................................................  13

10.  INFRINGEMENT..........................................................  13

11.  CONFIDENTIALITY.......................................................  14

12.  PATENT PROSECUTION AND MAINTENANCE....................................  15

13.  TERM AND TERMINATION..................................................  16

14.  INDEMNITY.............................................................  18

15.  FORCE MAJEURE.........................................................  20

16.  ASSIGNMENT............................................................  20

17.  MISCELLANEOUS.........................................................  21

THIS AGREEMENT is made the 22nd day of August 2001

BETWEEN:

(1) Biorex Laboratories Limited a company incorporated in England and Wales having its registered office at 2 Crossfield Chambers, Gladbeck Way, Enfield, Middlesex, EN2 7HT, England ("Biorex"); and

(2) Glycyx Pharmaceuticals, Ltd a company incorporated in Bermuda having its registered office at Milner House, 18 Parliament Street, Hamilton, HM12 Bermuda ("Glycyx").

WHEREAS:

A. By an agreement dated 17 September 1992 between Biorex and Glycyx, Biorex granted to Glycyx an exclusive licence to make, have made, use, sell and have sold products in certain territories excluding Japan, Korea and Taiwan.

B. Biorex and Glycyx now wish to enter into an exclusive licence in respect of Japan, Korea and Taiwan.

IT IS AGREED AS FOLLOWS:

1.   DEFINITIONS

1.1 For the purposes of this Agreement, the terms defined in this Clause shall have the meanings specified below:

     "Affiliate"              means any corporation or other entity which
                              controls, is controlled by, or is under common control with, a party to this Agreement. A corporation or other entity shall be regarded as in control of another corporation or entity if it owns or directly or indirectly controls more than fifty percent (50%) of the voting stock or other ownership interest of the other corporation or entity, or if it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the corporation or other entity.

     "Balsalazide"            means 5-[4(2-Carboxyethelcarbamoyl)-phenylazo]-
                              salicylic acid disodium salt dihydrate.

     "Biorex Fees"            means the fees payable to Biorex under Clause 7.1.

     "Commercial Introduction"     of any Product, means the first sale for use
                                   or consumption by the general public of such Product in a country within the Territory after required marketing and, if required, pricing approval has been granted by the governing health authority of such country.

     "Development Payments"        means payments made to Glycyx by Third
                                   Parties exclusively for (a) development work and/or (b) supply of materials provided by Glycyx provided that such development work and/or supply of materials are exclusively for the purposes of (a) obtaining regulatory approval of the Products and/or (b) conducting clinical trials or clinical studies to promote Products, in any region in the Territory.

     "Initial License Fees"        means any initial license fees received by
                                   Glycyx and/or its Affiliates in consideration of the grant of a Sublicense in the Territory.

     "Launch" means a commercial launch of the Product in any country in the Territory supported by such marketing expense and support and launched in such quantities as may be appropriate for the Product to have a significant effect on total sales of any similar or competitive product in such country.

     "MAA" means a product license application filed with the Ministry of Health and Welfare in Japan, or counterpart application for marketing approval in any other country in the Territory, with respect to a Product.

     "Manufacturing Technology"    shall mean all methods, processes, designs,
                                   data, procedures and other information owned by or licensed to Biorex or its Affiliates during the term of this Agreement that are reasonably required for pilot production or commercial manufacturing of Products, including, without limitation, final quality assurance-quality control procedures, manufacturing procedures (including conditions, times, temperatures, pressures and rates), product and raw material specifications, and other technology related thereto, including all patent and other intellectual property rights thereto.

     "Net Receipts"                means:

                                   (i)  the gross amount received by Glycyx or
                                        an Affiliate of Glycyx in respect of
                                        Supplies for consumption within the
                                        Territory (excluding for the avoidance
                                        of doubt, transfers or dispositions for
                                        charitable, promotional and marketing,
                                        pre-clinical, clinical, regulatory or
                                        government purposes), less deductions
                                        for:

                                        (a)  normal and customary trade,
                                             quantity and cash discounts and
                                             sales returns and allowances,
                                             including:

                                             (i)    those granted on account of
                                                    price adjustments, billing
                                                    errors, rejected goods,
                                                    damaged goods, returns and
                                                    rebates,

                                             (ii)   administrative and other
                                                    fees and reimbursements and
                                                    similar payments to
                                                    wholesalers and other
                                                    distributors, buying groups,
                                                    pharmacy benefit management
                                                    organizations, health care
                                                    insurance carriers and other
                                                    institutions, and

                                             (iii)  allowances, rebates and fees
                                                    paid to distributors

                                        (b)  customs and excise duties and other
                                             duties related to the sales to the
                                             extent that such items are included
                                             in the gross amount invoiced;

                                        (c)  rebates and similar payments made
                                             with respect to sales paid for by
                                             any governmental or regulatory
                                             authority;

                                        (d)  sales and other taxes and duties
                                             directly related to the sale or
                                             delivery of such Products (but not
                                             including taxes assessed against
                                             the income derived from such sale);
                                             and

                                        (e)  delivery, packing and insurance
                                             expenses to the extent that such
                                             expenses are included in the
                                             relevant invoice as separate items;
                                             and

                                 (ii) the Initial License Fees and any other gross amount received by Glycyx or any Glycyx Affiliate from any Third Party under the terms of any Sublicense in so far as such amounts are attributable to the grant of rights in respect of any Product in the Territory excluding:

                                        (a)  sales taxes or other equivalent
                                             taxes levied on any invoice
                                             rendered by Glycyx (or any Glycyx
                                             Affiliate) in respect of sums due
                                             under such Sublicense (but not
                                             including taxes assessed against
                                             the income derived from such
                                             payments);

                                        (b)  any Development Payments;

                                        (c)  any sums received under sub-
                                             paragraph (i) above,

                                 (iii) any payments recovered from infringing Third Parties as provided in Clause 10.2.3 but less any deductions made pursuant to Clauses 7.2 and/or 10;

     "Patent Rights"             means all rights of Biorex in the Territory to
                                 any subject matter claimed in or covered by any of the following:

                                 (i)    Japanese patent no. 1433303 and any
                                        continuations, continuation-in-part,
                                        divisions, substitutions, renewals,
                                        reissues and extensions thereof;

                                   (ii) Any and all other patent rights, now
                                        existing or hereafter acquired
                                        (including applications therefor),
                                        pertaining to the subject matter
                                        described in paragraph (a) above, or
                                        that are otherwise related to
                                        Balsalazide, or to prodrugs, analogs or
                                        isomers thereof or improvements of any
                                        of the foregoing, obtained in any
                                        country within the Territory.

     "Products"                    means products incorporating Balsalazide,
                                   whether or not such products are covered by the Patent Rights, or any other material whose manufacture, use or sale by an unlicensed third party would constitute an infringement of any Valid Claim included within the Patent Rights.

     "Report"                      means any report prepared pursuant to Clause
                                   8.1.

     "Salix" means Salix Pharmaceuticals Inc., a company incorporated under the laws of California having its principal place of business at 8540 Colonnade Center Drive, Raleigh, NC 27615, USA, a Glycyx Affiliate.

     "Sublicense"                  has the meaning given by Clause 3.2.3.

     "Sublicensee"                 has the meaning given by Clause 3.2.3.

     "Supplies"                    means any and all of the following:

                                   (b)  Products, and

                                   (c)  components of Products including,
                                        without limitation, ingredients,
                                        intermediates, Balsalazide chemical or
                                        pharmaceutical dosage forms of Products
                                        sold by Glycyx or its Affiliates to
                                        Third Parties for (i) further processing or packaging, and/or (ii) sale by Third Parties.

     "Technical Information"       means all formulae, raw material and product
                                   specifications, designs and procedures,
                                   formulation data, processes and methods, pharmacology, toxicology and other pre-clinical tests results, clinical trials data and results, know-how, trade secrets, inventions and other scientific, medical, technical and marketing data and information, including all patent and other intellectual property rights thereto, which:

                                   (a)  are owned or controlled by, or licensed
                                        to, Biorex or its Affiliates during the
                                        term of this Agreement, and

                                   (b)  that are reasonably necessary for the
                                        development, manufacture, sale or use of Products. Technical Information shall include information and method relating to the characterisation, synthesis, formulation, stability, manufacture or assay of Balsalazide.

     "Territory"                   means Japan, Korea and Taiwan.

     "Third Party"                 means any entity other than Glycyx or Biorex
                                   and their respective Affiliates.

     "Trade Name"                  means the trade name "Colazide"

     "Valid Claim"                 means a claim of an issued and unexpired
                                   patent included within the Patent Rights, which has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise.

2.   REPRESENTATIONS AND WARRANTIES

2.1  Authorisation.  Biorex represents and warrants that
     -------------

     2.1.1 it has the full right and authority to grant the licenses provided in this Agreement and perform its obligations hereunder;

     2.1.2 to the best of Biorex's knowledge, Glycyx may exercise the licenses granted to it under this Agreement without conflict with or infringement of any rights or alleged rights of any person or entity;

     2.1.3 Biorex has not, and will not during the term of this Agreement, make any commitment or incur any obligation in conflict with the licenses granted in this Agreement;

     2.1.4 Biorex is, at the date of this Agreement, the sole legal owner of Japanese patent no. 1433303;

     2.1.5 as of the date of this Agreement, Biorex and its Affiliates have no patents or patent applications within the Territory, other than Japanese patent no. 1433303, related to Balsalazide, or to prodrugs, analogs or isomers thereof, or improvements or any of the foregoing; and

     2.1.6 as of the date of this Agreement, Biorex and its Affiliates have no registered trade marks or trade mark applications for the Trade Name within the Territory.

2.2  No other Representations. Except to the extent provided in this Clause 2,
     ------------------------
     Biorex makes no representations, extends no warranties of any kind, either expressed or implied, with respect to use, sale, or other disposition by Glycyx or its Sublicensees or its vendees or other transferees of Products incorporating or made by use or subject matter licensed under this Agreement. THE WARRANTIES EXPRESSLY SET FORTH IN THIS CLAUSE 2 BY EITHER PARTY ARE EXCLUSIVE AND NO OTHER WARRANTY, WRITTEN OR ORAL, INCLUDING WARRANTIES OF SATISFACTORY QUALITY OR FITNESS FOR A PARTICULAR PURPOSE, IS EXPRESSED OR IMPLIED.

3.   GRANT

3.1  Grant. Biorex hereby grants to Glycyx the exclusive right and license under
     -----
     the Patent Rights, the Technical Information and Manufacturing Technology to develop, have developed, make, have made, use, sell and have sold Products within the Territory. Notwithstanding the foregoing, Biorex may authorise Salix, its Affiliates and successors to manufacture Balsalazide within the Territory solely for sale and use outside the Territory.

3.2      Sublicenses.
         -----------

         3.2.1 The license granted to Glycyx under Clause 3.1 above shall include the right to grant Sublicenses within the Territory. Glycyx shall provide Biorex with a copy of any Sublicense issued hereunder, which copy shall be maintained in confidence pursuant to Clause 11. Notwithstanding the foregoing, except as provided in Clause 3.2.4 Glycyx shall not grant to any Third Party a sublicence or marketing rights for the manufacture or sale of a Product in any other country within the Territory without first obtaining Biorex's consent, which shall not be withheld unreasonably.

         3.2.2 In the event that Glycyx receives from a Sublicensee hereunder notice of a default by Glycyx that would give rise to a termination of the Sublicense agreement, Glycyx shall promptly provide such notice to Biorex. Except where Biorex enters into an agreement with the Sublicensee to provide an alternative arrangement in such circumstances, Glycyx shall ensure that the Sublicense agreement shall provide that, in the event of such a breach by Glycyx and a failure by Glycyx to cure the breach within the cure period specified in the Sublicense agreement, Biorex will have an additional period to cure the breach and to assume Glycyx's rights and obligations under the Sublicense agreement.

         3.2.3 Subject to Clause 3.2.4, in this Agreement the term "Sublicense" shall mean any agreement under which Glycyx grants to a Third Party (the "Sublicensee") rights to:

                  (a) market, promote, and/or distribute Products in the Territory using Supplies purchased from Glycyx; and/or

                  (b) make, have made, use and/or sell or have sold Products in the Territory.

         3.2.4 The following types of arrangements shall not be Sublicenses hereunder:

                  (a) subcontracting of Third Parties to develop the Product or new Products for Glycyx; or

                  (b) subcontracting of Third Parties to manufacture the Products or ingredients for supply to Glycyx or its Sublicensees only.

3.3      Documentation. Glycyx and Biorex agree to execute and file such formal
         -------------
         patent licenses and similar instruments as the other party may reasonably request to evidence or perfect the licenses granted herein.

4.       DEVELOPMENT

4.1      Clinical Development and Regulatory Approvals.
         ---------------------------------------------

         4.1.1 Glycyx shall procure that it and its Sublicensees shall use commercially reasonable efforts to obtain all necessary regulatory approvals to market a Product in each country within the Territory.

         4.1.2 Biorex and Glycyx acknowledge that additional pre-clinical and clinical studies may be necessary in order to apply for and obtain regulatory approvals in any country in the Territory, and hereby agree to discuss plans for such studies should they be necessary and to negotiate in good faith their respective rights and obligations relative to conducting or having such studies conducted.

4.2      Technical Information. Biorex shall promptly provide to Glycyx, and in
         ---------------------
         any event at least semi-annually, all Technical Information (including such regulatory filings) and information that it develops or acquires after the date hereof. In addition, Biorex shall use all reasonable efforts to so provide to Glycyx all similar items and information generated or developed by or for other licensees of Biorex and to permit Glycyx to use such items and information to the same extent it may use Technical Information hereunder. Glycyx and Sublicensees hereunder shall have a right to use all such Technical Information and information of such other licensees for purposes of this Agreement, and to cross-reference all such regulatory filings. In the event that Biorex does not obtain from any other licensee of Biorex the right to permit Glycyx to use such items or information, Biorex shall not provide to such licensee any information of Glycyx provided to Biorex under Clause 4.3 below.

4.3      Exchange of Data. Each party shall keep the other informed as to its
         ----------------
         progress in the development and testing of all Products and the preparing, filing and obtaining of the approvals necessary for marketing such Products. Each party shall notify the other at least thirty (30) days in advance of, and make available to the other party for review prior to submittal, all filings and correspondence to be submitted by such party (but not by Third Parties) to regulatory authorities with respect to marketing approval of such a Product, and all proposed publications by such party of test data or results related to such Products. Such items shall be made available at such party's principal place of business, or if reasonable to do so, they shall be sent to the other party. Glycyx will provide Biorex with copies of any similar filings, correspondence and proposed publications which it receives from its Sublicensees. In addition, each party shall provide the other with copies of such other documents as it reasonably requests promptly after such request.

4.4      Visit of Facilities. Representatives of Glycyx and Biorex may, upon
         -------------------
         reasonable notice and at times reasonably acceptable to the other party
         (a) visit the facilities where the clinical trials are being conducted with respect to Products, and the facilities where the other party manufactures any Product, or active compound contained therein (or has such a product or compound manufactured, but subject always to the consent of the relevant Sublicensee or subcontractor) to the extent relating to such product or compound; and (b) consult informally, during such visits and by telephone, with personnel of the other party performing work on such tests, trials or manufacturing.

4.5      Technical Assistance. Biorex shall at the request of Glycyx, provide to
         --------------------
         Glycyx such reasonable technical assistance as is in Biorex's control, with respect to the clinical testing and manufacturing of Products In addition, Biorex shall at the request of Glycyx, use all reasonable efforts to provide technical support and assistance to Sublicensees hereunder, including assisting in prospective Sublicensees' evaluation of the Products. Biorex will be reimbursed by Glycyx or such Sublicensee for its out-of-pocket expenses incurred in rendering such assistance.

4.6      Progress Reports. Glycyx shall provide to Biorex quarterly reports
         ----------------
         describing in reasonable detail its progress and its Sublicensees' progress in developing and securing marketing and regulatory approval of Products hereunder. Such obligation shall continue until the Commercial Introduction of the first Product, after which such reports shall be provided semi-annually.

5.       COMMERCIALISATION

5.1      Marketing. Subject to Clauses 5.2 and 5.3 below, with respect to each
         ---------
         Product for which Glycyx or its relevant Sublicensee has received necessary regulatory approvals to market such Product in a country within the Territory, Glycyx shall itself or shall procure that its relevant Sublicensee uses commercially reasonable efforts to procure:

         5.1.1 the commencement of marketing of such Product in such country within one hundred and eighty days (180) days of receiving approval (including, if required, pricing and reimbursement approval) to market such Product in that country; and

         5.1.2 after commencing marketing of such Product in such country, to meet and develop the market demand for such Product in such country.

5.2      Termination for Failure to Market. If Glycyx or its relevant
         ---------------------------------
         Sublicensee fails to fulfil the Clause 5.1 obligations with respect to any country in the Territory for which Glycyx or its relevant Sublicensee has received necessary regulatory approvals to market the Products then:

         5.2.1 If Glycyx or its relevant Sublicensee does not remedy such failure within one hundred and twenty (120) days after receiving a written request to do so, Biorex shall have the right to terminate Glycyx's exclusive rights in that country upon written notice to Glycyx;

         5.2.2 If Glycyx or its relevant Sublicensee has not fulfilled the Clause 5.1 obligations within twelve (12) months after receiving approvals, Biorex may terminate Glycyx's rights in that country.

5.3      Sole Remedy for Failure to Market. Clause 5.2 sets forth Biorex's sole
         ---------------------------------
         remedies for a failure by Glycyx to meet its obligations under Clauses
         5.1 and 5.2.

5.4      Excused Performance. In addition to the provisions of Clause 15,
         -------------------
         Glycyx's obligations with respect to any Product under Clause 4.1 or this Clause 5, are expressly conditioned upon the continuing absence of any adverse condition relating to the safety, quality or efficacy of that Product or any other restrictions or delays imposed or caused by governmental authorities, or other condition or event beyond Glycyx's control that would reasonably justify Glycyx, after consulting with Biorex, in exercising prudent and justifiable business judgment, to conclude that development or marketing of such Product should be delayed, suspended or stopped altogether, and Glycyx's obligation to develop or market any such Product shall be delayed or suspended so long as any such condition or event exists, but for a maximum of five
         (5) years from the commencement of such delay or suspension. In addition, Glycyx shall not be responsible for any delays caused by failure of any health regulatory agency to accept data provided by Biorex or by inability of Glycyx to obtain, or delays in obtaining, sufficient quantities of clinical materials on reasonable terms.

6.       TRADE NAME

         6.1.1 As between the parties, Glycyx shall have the right to supply Products in the Territory by reference to the Trade Name and to apply to register the Trade Name as a trade mark in the Territory.

         6.1.2 Biorex makes no representation and gives no warranty that the Trade Name can be registered as a trade mark in the Territory or can be used in the Territory without infringing the rights of a Third Party.

7.       PAYMENTS TO BIOREX

7.1      Biorex Fees. Subject to the provisions of Clause 10, Glycyx shall pay
         ------------
         to Biorex [*] percent ([*]%) of all Net Receipts.

7.2      Third Party Royalties. In the event that Glycyx is required to pay to a
         ---------------------
         Third Party any royalties on a Product with respect to technology incorporated in such Product other than the technology licensed hereunder, Glycyx may deduct such payment in calculating Net Receipts with respect to such Product for the purposes of this Agreement.

[*] CONFIDENTIAL TREATMENT REQUESTED; CERTAIN INFORMATION OMITTED AND FILED SEPARATELY WITH THE SEC.

8.       REPORTS AND ACCOUNTING

8.1      Reports. After the Commercial Introduction of a Product, Glycyx shall
         -------
         furnish to Biorex on a quarterly basis a written report covering Glycyx's fiscal quarters showing, on a country by country basis:

         (i)    Net Receipts for the preceding fiscal quarter;

         (ii) withholding taxes, if any, required by law to be deducted in respect of such amounts; and

         (iii) the dates of the Commercial Introductions of any Products in any country in the Territory during the reporting period.

         Reports shall be due forty-five (45) days following the close of each respective quarter. Glycyx shall keep accurate records in sufficient detail to enable the Net Receipts to be determined. For the avoidance of doubt, Glycyx shall be entitled to enter into Sublicenses in which the Sublicensee is required to pay royalties on a semi-annual basis. In case no payment is due for any quarter period hereunder, Glycyx shall so report.

8.2      Audits
         ------

         8.2.1 Upon the written request of Biorex, at Biorex's expense and not more than once each Glycyx fiscal year, Glycyx shall permit or procure an independent public accountant selected by Biorex and reasonably acceptable to Glycyx to have access during normal business hours to such of the records of Glycyx, its Sublicensees and Affiliates as may be reasonably necessary to verify the accuracy of the Reports made not more than thirty-six
                (36) months prior to the date of such request. Biorex may, at its discretion, require Glycyx to arrange such verification of Sublicensee reports.

         8.2.2 In the event such accountant concludes that additional amounts were owed during such period, the additional amounts shall be paid promptly. The fees charged by such accountant shall be paid by Biorex unless the audit establishes that the amounts payable by Glycyx for the audited period are more than one hundred and five percent (105%) of the amounts actually paid for such period, in which case Glycyx shall pay the reasonable fees and expenses charged by the accountant.

         8.2.3 Upon the expiration of thirty-six (36) months following the date of any Report, the calculation of Biorex Fees payable with respect to the quarter covered by such Report shall be binding and conclusive upon Biorex; and Glycyx shall be released from any liability or accountability with respect to Biorex Fees for such year.

8.3      Confidential Financial Information. Biorex agrees that all information
         ----------------------------------
         subject to review under this Clause 8 is confidential and shall cause its accountant to retain all such information in confidence except for discussions with Biorex.

9.       PAYMENT TERMS

9.1      Payment of Biorex Fees. Subject to Clause 9.2, amounts shown to have
         ----------------------
         accrued by each Report shall be due and payable on the date such Report is due. Glycyx shall use commercially reasonable efforts to ensure prompt receipt of Net Receipts.

9.2 Initial License Fees. Glycyx shall forthwith upon receipt of any Initial License Fees, pay to Biorex the corresponding Biorex Fee in respect of such Initial License Fee by electronic bank transfer into the bank account designated by Biorex from time to time for such purpose.

9.3      Currency Conversion. All payments to Biorex shall be made in British
         -------------------
         Pounds. Biorex Fees shall be first determined in the currency in which such amounts are received by Glycyx and then converted to its equivalent in British Pounds. The midpoint between the buying and selling rates of exchange for such currency in British Pounds, as quoted in The Wall Street Journal (U.S. edition) as of the last
                       -------------------
         business day of the quarter for which the calculation is made, shall be used for such conversion, or such other benchmark as may be agreed in writing between Biorex and Glycyx from time to time.

9.4      Exchange Control. Notwithstanding Clauses 9.1, 9.2 and 9.3 if at any
         ----------------
         time legal restrictions prevent the prompt remittance of part or all payments with respect to any country of the Territory, payment shall be made through such lawful means or methods as Biorex may designate.

9.5      Late Payments. Any payments that are not paid on or before the date
         -------------
         such payments are due under this Agreement shall bear interest to the extent permitted by applicable law at the time by the base rate laid down from time to time by the Bank of England plus one percent, calculated on the number of days such payment is delinquent. This Clause 9.5 shall in no way limit any other remedy available to either party.

10.      INFRINGEMENT

10.1     Infringement Rights. The provisions of this Clause 10 shall govern the
         -------------------
         parties' rights and obligations, as between themselves, with respect to actions against and by Third Parties for infringement of patents licensed under this Agreement or owned by such Third Parties. In the event that either party learns of a significant infringement of the Patent Rights within the Territory, it shall promptly notify the other party.

10.2     Enforcement of Patent Rights.
         ----------------------------

         10.2.1 Glycyx and its Sublicensees shall have the exclusive right to bring, direct and control any action to enforce the Patent Rights against infringers within the Territory.

         10.2.2 Glycyx may deduct from Net Receipts all of its costs and expenses incurred in any quarterly period in enforcing the Patent Rights. Any remaining undeducted costs and expenses may be carried forward and deducted under the same conditions from the Net Receipts in each subsequent quarter.

         10.2.3 After reimbursement to Glycyx for its unreimbursed expenses, all damages and other payments recovered by Glycyx from such infringing parties shall be included in Net Receipts. Biorex shall cooperate with Glycyx, at Glycyx's expense, in connection with any such litigation, including without limitation by joining as a party if necessary or appropriate and executing such documents as Glycyx may reasonably request.

10.3     Third Party Claims. In the event that Glycyx is sued by a Third Party
         ------------------
         alleging that the manufacture, sale or use of a Product in the Territory infringes patent rights of such Third Party, then Glycyx may withhold up to [*] percent ([*]%) of any Biorex Fees payable in any quarter with respect to the region involved in such claim and apply such amounts to any damages, costs, liabilities or expenses (including the reasonable fees of attorneys and other professionals) incurred as a result of such claim up to a maximum of [*] percent ([*]%) of such damages, costs, liabilities and expenses. All unreimbursed damages, costs liabilities and expenses shall thereafter be deducted in calculating the Net Receipts in successive quarters.

11.      CONFIDENTIALITY

11.1     General. Except as expressly otherwise provided in this Agreement, each
         -------
         party shall hold in confidence and not use or disclose to any Third Party (other than employees, consultants, advisors, permitted Sublicensees and Third Parties with whom such party is considering entering into a business relationship who are similarly bound in writing) any product, technical, manufacturing, process, marketing, financial, business or other information, ideas, or know-how of the other party that is identified in writing by the other party as confidential ("Proprietary Information") at the time of its disclosure or within thirty (30) days thereafter; provided, however, that Proprietary Information of a party shall not include:

         11.1.1 Items which at the time of disclosure are published or otherwise generally available to the public;

         11.1.2 Items which, after disclosure to the other party, are published or become generally available to the public through no breach of this Agreement by the other party or the other party's employees or agents; or

[*] CONFIDENTIAL TREATMENT REQUESTED; CERTAIN INFORMATION OMITTED AND FILED SEPARATELY WITH THE SEC.

         11.1.3 Items which the other can document were or are (i) in its possession at the time of disclosure and not acquired directly or indirectly from such party, (ii) independently developed.

11.2     Exceptions.  A party may disclose Proprietary Information of the other:
         ----------

         11.2.1 in connection with the order of a court of law or in compliance with laws or regulations relating to registrations or sale of securities or product approval; or

         11.2.2 if such information is also rightfully acquired from a Third Party who, to the best of such party's knowledge and belief, is entitled to rightfully make such disclosure, but only to the extent such party complies with any restrictions imposed by the Third Party;

         11.2.3 after five (5) years from the date such information is disclosed to it hereunder.

11.3     Licensed Information. Any Proprietary Information of or used by Biorex
         --------------------
         which is or may be subject to an exclusive licence to Glycyx hereunder, shall not be disclosed by Biorex to any Third Party for use in the Territory except for purposes not inconsistent with such exclusive license and only pursuant to confidentiality and non-use restrictions at least as restrictive as those provided herein.

11.4     Terms of this Agreement. Glycyx and Biorex agree not to disclose the
         -----------------------
         financial terms or conditions of this Agreement to any Third Party without the prior written consent of the other party hereto (which consent shall not be unreasonably withheld), except as required by applicable law, or to professional advisers, or to persons with whom Biorex or Glycyx has entered into or proposes to enter into a business relationship for the purposes of raising capital to run their business, and then only under conditions of confidence.

12.      PATENT PROSECUTION AND MAINTENANCE

12.1     Control. Glycyx shall have the right to take such actions as are
         -------
         necessary or appropriate, with counsel of its choosing, to effect the patent applications within the Patent Rights and to obtain patent protection with respect to the subject matter therein in any country within the Territory. In the event that Glycyx or a Sublicensee elects not to prosecute or maintain a patent application or patent within the Patent Rights, Biorex shall have the right to do so at its own expense.

12.2     Expenses. The cost of Glycyx's preparing, filing, prosecuting and
         --------
         maintaining all patent applications and patents contemplated by this Agreement shall be borne by Glycyx.

12.3     Co-operation. Glycyx shall provide Biorex with copies of all material
         ------------
         documentation after Glycyx's receipt from or prior to submission to any governmental agency with jurisdiction to issue such patents, as appropriate, so that Biorex may be informed and appraised of the continuing prosecution. Glycyx shall consult with Biorex and its counsel concerning prosecution of any patent application and adopt reasonable suggestions made with respect thereto, and shall use its best efforts to amend any patent application to include claims reasonably requested by Biorex and required to protect the product contemplated to be sold under this Agreement. Biorex shall make available to Glycyx or its authorised attorneys, agents or representatives, Biorex's employees, agents or consultants necessary or appropriate to enable Glycyx to file, prosecute and maintain patent applications and resulting patents within the Patent Rights. Biorex shall sign or cause to have signed all documents relating to said patent applications or patents at no charge to Glycyx.

13.      TERM AND TERMINATION

13.1     Expiration. Unless terminated earlier pursuant to this Clause 13, this
         ----------
         Agreement shall expire fifteen (15) years from the date of Launch. Upon expiration of this Agreement, Glycyx shall have an irrevocable, non-exclusive, royalty-free licence (with the right to sublicense) under the Technical Information and Manufacturing Technology to make, have made, use, sell and have sold Products in the Territory.

13.2     Termination for Cause. Either party may terminate this Agreement
         ---------------------
         following the material breach of any material provision of this Agreement by the other party if the breaching party has not commenced to cure such breach within ninety (90) days after written notice thereof by the other party and thereafter proceeded diligently to cure such breach within a reasonable time; provided, that in no event shall such reasonable time to cure such breach exceed one hundred eighty
         (180) days from the date of such notice. In determining whether there has been a material breach of a material provision of this Agreement for purposes of this Clause 13.2, all of the circumstances of the breach shall be considered, including the breaching party's conduct, the hardship of termination, the extent to which the breaching party has performed its obligations, the extent to which the non-breaching party will obtain the benefits it reasonably anticipated, and similar factors.

13.3     Termination by Glycyx. Glycyx shall have the right to terminate this
         ---------------------
         Agreement and the licences granted herein, in whole or as to any specified Product or country, at any time, and from time to time, by giving notice in writing to Biorex. Such termination shall be effective ninety (90) days from the date Biorex receives such notice and all Glycyx's rights associated therewith shall cease as of that date; provided, however, that if Glycyx revokes in writing its notice of termination before the end of such 90 day period, such notice of termination shall have no effect and the rights specified in such notice of termination shall not terminate.

13.4     Termination by Biorex. Without prejudice to any other rights Biorex may
         ---------------------
         have to terminate under this Agreement:

         13.4.1 if Salix or Glycyx ceases business or seeks protection from its creditors pursuant to Chapter 11 of the U.S. Bankruptcy Code or files or has filed against it a voluntary or involuntary bankruptcy procedure that is not dismissed within sixty (60) days or if a receiver or assignee is appointed for the benefit of its creditors or if it takes or suffers any similar action in consequence of debt with respect to all or substantially all of its assets; then Biorex shall have the right to terminate this Agreement forthwith.

         13.4.2   if:

                  (a) a Sublicensee terminates its Sublicense with Glycyx and

                  (b) Biorex and the Sublicensee have either:

                      (i) prior to the date of the relevant Sublicense agreement; or

                      (ii) on the same day as the date of the relevant Sublicense agreement; or

                      (iii) after the date of the relevant Sublicense agreement
                            and with the consent of Glycyx, such consent not to be delayed or unreasonably withheld entered into an agreement under which Biorex agrees, in the event of termination of the Sublicense, to grant a licence directly to the Sublicensee;

                  then Glycyx's rights and licenses under this Agreement shall terminate forthwith automatically in respect of the country covered by the relevant Sublicense.

          13.4.3  if:

                  (a) by reason of any act or omission on the part of Glycyx, a
                      Sublicensee is entitled to a royalty-free licence to manufacture Products; and

                  (b) the Sublicensee exercises such right, and such licence continues for more than 180 days

                  then Biorex shall have the right to terminate Glycyx's rights and licenses under this Agreement forthwith in respect of the region covered by the relevant Sublicense.

13.5     Effect of Termination.
         ---------------------

         13.5.1   Upon a termination of this Agreement by Glycyx under Clause
                  13.3 above, or by Biorex under Clause 13.4 above, or by reason of a material breach by Glycyx, all licenses granted to Glycyx hereunder (or in the event of a partial termination the licenses to the Products and countries to which such termination pertains) shall terminate. In the event of such a termination, Glycyx shall (to the extent that any applicable Sublicense agreement allows) assign to Biorex filings made in Glycyx's or its Sublicensees name with the health regulatory authorities within the terminated country that pertain to the Products.

         13.5.2 Expiration or termination of this Agreement shall not relieve the parties of any obligation accruing prior to such expiration or termination.

         13.5.3 Upon termination of this Agreement by either party, Glycyx shall provide Biorex with a written inventory of all Products in process of manufacture or in stock, and Glycyx (and its Affiliates and Sublicensees) shall have the privilege of disposing of such Products within a period of one hundred eighty (180) days; provided, however, that Glycyx shall pay Biorex Fees on any sales of such Products at the rate and at the time herein provided and shall render Reports thereon.

         13.5.4 In event of any termination of this Agreement or any licenses granted hereunder, whether in whole or in part, any Sublicense, marketing or other distribution rights granted by Glycyx hereunder shall survive, and the relevant Sublicense and/or distribution agreements, if any, shall be deemed assigned to Biorex, except where Biorex and the relevant Sublicensee enter into an agreement to provide an alternative arrangement in the event of such termination.

         13.5.5 Upon the expiration or termination of this Agreement for any reason, the parties' rights and obligations under the following provisions shall survive: Clause 1, Clauses 6, 8.2,
                  8.3 and Clauses 9, 11, 13, 14 and 17; provided that the indemnification provision of Clause 14 shall survive only with respect to claims that are made prior to three (3) years after expiration or termination of this Agreement. In addition, upon expiration of this Agreement under Clause 13.1 above, the parties rights and obligations under Clause 4 shall survive.

14.      INDEMNITY

14.1     Glycyx. Subject to Biorex's compliance with its obligations set forth
         ------
         in Clause 14.3 below, Glycyx agrees to indemnify and hold Biorex, its Affiliates and their employees and agents harmless from and against any losses, claims, damages, liabilities or actions (including reasonable attorneys' fees and court and other expenses of litigation) (collectively, the "Liabilities") suffered or incurred in connection with Third Party claims for personal injuries or any Product recall to the extent caused by:

         14.1.1 any failure to test for or provide adequate warnings of adverse side effects to the extent such failure arises out of acts or omissions in connection with the performance of Glycyx's clinical testing obligations hereunder;

         14.1.2 any manufacturing defect in any Product or other material manufactured by Glycyx or its subcontractors; or

         14.1.3 any other act or omission (without regard to culpable conduct) of Glycyx or its subcontractors in connection with the activities contemplated under this Agreement, except to the extent such Liabilities resulted from negligence, recklessness or intentional misconduct of Biorex.

14.2     Biorex. Subject to Glycyx's compliance with its obligations set forth
         ------
         in Clause 14.3, Biorex agrees to indemnify and hold Glycyx, its Affiliates, and Sublicensees and their employees and agents harmless from and against any Liabilities suffered or incurred in connection with third party claims for personal injuries or any Product recall to the extent caused by:

         14.2.1 any failure to test for or provide adequate warnings of adverse side effects to the extent such failure arises out of acts or omissions in connection with Biorex's clinical testing obligations hereunder;

         14.2.2 any manufacturing defect in any Product or other material manufactured by Biorex or its subcontractors; or

         14.2.3 any other act or omission (without regard to culpable conduct) of Biorex or its subcontractors in connection with the activities contemplated under this Agreement, except to the extent such Liabilities resulted from negligence, recklessness or intentional misconduct of Glycyx or its Affiliates, sublicensees or subcontractors.

         Notwithstanding the foregoing, Biorex shall not be obligated to indemnify Glycyx or its Affiliates, Sublicensees or subcontractors with respect to Liabilities incurred in the course of human clinical trials conducted by Glycyx (itself or through subcontractors), or with respect to Liabilities resulting from the use of Products supplied by Biorex as clinical trials materials for use in such clinical trials.

14.3     Procedure. A party (the "Indemnitee") that intends to claim
         ---------
         indemnification under this Clause 14 shall promptly notify the other party (the "Indemnitor") in writing of any loss, claim, damage, liability or action in respect of which the Indemnitee or any of its Affiliates, employees or agents intend to claim such indemnification, and the Indemnitor shall have the right to participate in, and, to the extent the Indemnitor so desires, jointly with any other Indemnitor similarly noticed, to assume the defence thereof with counsel mutually satisfactory to the parties; provided, however, that an Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitee, if representation of such Indemnitee by the counsel retained by the

         Indemnitor would be inappropriate due to actual or potential differing interests between such Indemnitee and any other party represented by such counsel in such proceeding. The indemnity agreement in this Clause 14 shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is effected without the consent of the Indemnitor, which consent shall not be withheld unreasonably. The failure to deliver written notice to the Indemnitor within a reasonable time after the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such Indemnitor of any liability to the Indemnitee under this Clause 14, but the omission so to deliver written notice to the Indemnitor shall not relieve it of any liability that it may have to any Indemnitee otherwise than under this Clause 14. The Indemnitee under this Clause 14, its employees and agents, shall cooperate fully with the Indemnitor and its legal representatives in the investigation of any action, claim or liability covered by this indemnification.

15.      FORCE MAJEURE

         Neither party shall be held liable or responsible to the other party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected party or from fire, floods, embargoes, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labour disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or the other party.

16.      ASSIGNMENT

         This Agreement may not be assigned or otherwise transferred, nor, except as expressly provided hereunder, may any right or obligations hereunder be assigned or transferred, by either party without the written consent of the other party; provided, however that either Biorex or Glycyx may, without such consent, assign this Agreement and its rights and obligations hereunder in connection with the transfer or sale of all or substantially all of its business, if such assets include substantially all of the assets relating to its performance of its respective obligations hereunder, or in the event of its merger or consolidation with another company at any time during the term of this Agreement. Any purported assignment in violation of the preceding sentence shall be void. Any permitted assignee shall assume all obligations of its assignor under this Agreement. No assignment shall relieve either party of responsibility for the performance of any accrued obligation which such party then has hereunder.

17.      MISCELLANEOUS

17.1     Notices. Any notice or report required or permitted to be given or made
         -------
         under this Agreement by one of the parties hereto to the other shall be in writing, delivered personally or by facsimile (and promptly confirmed by personal delivery or courier) or courier, postage prepaid, addressed to such other party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor and shall be effective upon receipt by the addressee.

         Glycyx Pharmaceuticals, Ltd
         8540 Colonnade Center Drive
         Raleigh
         NC 27615
         USA
         Attention: President

         (with a copy to Salix at the same address).

         Biorex Laboratories Limited
         2 Crossfield Chambers
         Gladbeck Way
         Enfield
         Middlesex EN2 7HT
         Attention: Managing Director

17.2     Applicable Law. This Agreement  shall be governed by and construed in
         --------------
         accordance with the laws of England, without regard to conflicts of laws provisions.

17.3     Export Laws. Biorex shall procure and maintain all U.K. export licenses
         -----------
         required for it to transfer to Glycyx and its Sublicensees all Technical Information, Patent Rights, Manufacturing Technology and other technical data, and shall comply with all other U.K. laws, regulations and governmental directives relating to the export of technical data, goods and services.

17.4     No Consequential Damages. EXCEPT AS PROVIDED IN CLAUSE 14, IN NO EVENT
         ------------------------
         SHALL EITHER GLYCYX OR BIOREX OR THEIR AFFILIATES BE LIABLE FOR SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING WITHOUT LIMITATION DAMAGES FOR LOSS OF PROFITS, PRODUCTION, USE OR SALES) BASED ON CONTRACT, TORT OR ANY OTHER LEGAL THEORY.

17.5     Entire Agreement. This Agreement contains the entire understanding of
         ----------------
         the parties with respect to the subject matter hereof in respect of the Territory. All express or implied agreements and understandings, either oral or written, heretofore made are expressly excluded provided that nothing in this Agreement shall speak to exercise or limit liability for fraud. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by both parties hereto.

17.6     Headings. The captions to the several Clauses and Clauses hereof are
         --------
         not a part of this Agreement, but are merely guides or labels to assist in locating and reading the several Clauses hereof.

17.7     Independent Contractors. It is expressly agreed that Glycyx and Biorex
         -----------------------
         shall be independent contractors and that the relationship between the two parties shall not constitute a partnership, joint venture or agency. Neither Glycyx nor Biorex shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other, without the prior written authorisation of the other party to do so.

17.8     Waiver. The waiver by either party of any right hereunder or the
         ------
         failure to perform or of a breach by the other party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other party whether of a similar nature or otherwise.

17.9     Further Assurances. Glycyx shall use commercially reasonable efforts to
         -------------------
         ensure that each of its Sublicensees and subcontractors shall observe and perform all the obligations and restrictions applicable to it under this Agreement.

17.10    Severability. In case any one or more of the provisions contained in
         ------------
         this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, but this Agreement shall be construed as if such invalid or illegal or unenforceable provisions had never been contained herein.

IN WITNESS WHEREOF the parties have executed this Agreement as of the day and year first above written.

For and on behalf of:                       For and on behalf of:
Biorex Laboratories Limited                 Glycyx Pharmaceuticals, Ltd

Signed:     .signature..................    Signed:    .signature...............

Full Name:  LILY BAXENDALE .............    Full Name: ROBERT P. RUSCHER .......

Job Title:  MANAGING DIRECTOR ..........    Job Title: PRESIDENT & CEO .........